                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-42575
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 30, 1997)
                             20,000,000 Securities
                              CITIGROUP CAPITAL V
          7% Trust Preferred Securities (TRUPS-Registered Trademark-)
                             $25 liquidation amount
                  guaranteed to the extent set forth herein by
                                 Citigroup Inc.

                                     [LOGO]
                                   ---------

    A brief description of the 7% Trust Preferred Securities
(TRUPS-Registered Trademark-) can be found under "Summary Information-- Q&A" in this Prospectus Supplement.
    The 7% Trust Preferred Securities (TRUPS-Registered Trademark-) have been approved for listing on the New York Stock Exchange subject to official notice of issuance. Trading of the 7% Trust Preferred Securities
(TRUPS-Registered Trademark-) is expected to begin within 30 days after they are first issued.
    WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-6, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE 7% TRUST PREFERRED SECURITIES (TRUPS-REGISTERED TRADEMARK-), ALONG WITH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.
    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
    The securities offered hereby are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
                                 --------------

                                                                                   PER TRUST PREFERRED
                                                                                        SECURITY                TOTAL
                                                                                -------------------------  ----------------
Public offering price.........................................................           $25.00              $500,000,000
Underwriting commissions to be paid by Citigroup Inc..........................             (1)                   (1)
Proceeds to Citigroup Capital V...............................................           $25.00              $500,000,000

--------------
(1) Underwriting commissions of $0.7875 per Trust Preferred Security (or $15,750,000 for all 7% Trust Preferred Securities
    (TRUPS-Registered Trademark-)) will be paid by Citigroup Inc.; except that for sales of 10,000 or more 7% Trust Preferred Securities
    (TRUPS-Registered Trademark-) to a single purchaser, the commissions will be $0.50 per Trust Preferred Security.

    We expect that the 7% Trust Preferred Securities
(TRUPS-Registered Trademark-) will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 19, 1998.
    "TRUPS" is a registered service mark of Salomon Smith Barney Inc.
                                 --------------
Salomon Smith Barney
     A.G. Edwards & Sons, Inc.
           Merrill Lynch & Co.
                Morgan Stanley Dean Witter
                      PaineWebber Incorporated
                            Prudential Securities Incorporated

November 13, 1998

    YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                           PAGE
                                                                                                                         ---------
                                                 PROSPECTUS SUPPLEMENT

Summary Information--Q&A...............................................................................................        S-3
Risk Factors...........................................................................................................        S-6
The Company............................................................................................................        S-9
Use of Proceeds........................................................................................................        S-9
Ratio of Income to Combined Fixed Charges and Preferred Stock Dividends................................................        S-9
Accounting Treatment...................................................................................................        S-9
Capitalization.........................................................................................................       S-10
Description of the Preferred Securities................................................................................       S-11
Description of the Junior Subordinated Debt Securities.................................................................       S-21
Description of Guarantee...............................................................................................       S-26
Effect of Obligations Under the Junior Subordinated Debt Securities and the Guarantee..................................       S-28
United States Federal Income Taxation..................................................................................       S-29
ERISA Considerations...................................................................................................       S-32
Underwriting...........................................................................................................       S-33
Legal Matters..........................................................................................................       S-34

                                                      PROSPECTUS

Available Information..................................................................................................          3
Incorporation of Certain Documents by Reference........................................................................          4
Recent Developments....................................................................................................          5
The Company............................................................................................................          5
TRV Trusts.............................................................................................................          5
Use of Proceeds........................................................................................................          6
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends..............................................          6
Description of Junior Subordinated Debt Securities.....................................................................          7
Description of Preferred Securities....................................................................................         12
Description of Guarantees..............................................................................................         14
Description of Capital Stock...........................................................................................         16
Description of Preferred Stock Offered Hereby..........................................................................         20
Description of Depositary Shares.......................................................................................         22
Plan of Distribution...................................................................................................         24
Legal Matters..........................................................................................................         25
Experts................................................................................................................         26

                            SUMMARY INFORMATION--Q&A

    The following information supplements, and should be read together with, the information contained in other parts of this Prospectus Supplement and in the accompanying Prospectus. This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus to help you understand the 7% Trust Preferred Securities (TRUPS-Registered Trademark-) (the "Preferred Securities"). You should carefully read this Prospectus Supplement and the accompanying Prospectus to understand fully the terms of the Preferred Securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Preferred Securities. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this Prospectus Supplement to determine whether an investment in the Preferred Securities is appropriate for you.

WHAT ARE THE PREFERRED SECURITIES?

    Each Preferred Security represents an undivided beneficial interest in the assets of Citigroup Capital V (formerly Travelers Capital V) ("Citigroup Capital"). Each Preferred Security will entitle the holder to receive quarterly cash distributions as described in this Prospectus Supplement. Citigroup Capital is offering 20,000,000 Preferred Securities at a price of $25 for each Preferred Security.

WHO IS CITIGROUP CAPITAL?

    Citigroup Capital is a Delaware business trust. Its principal place of business is c/o Citigroup Inc., 153 East 53rd Street, New York, NY 10043, and its telephone number is (212) 559-1000.

    Citigroup Capital will sell its Preferred Securities to the public and its common securities (the "Common Securities") to Citigroup Inc. (formerly Travelers Group Inc.) ("Citigroup" or the "Company"). Citigroup Capital will use the proceeds from these sales to buy a series of 7% junior subordinated deferrable interest debentures due November 15, 2028 (the "Junior Subordinated Debt Securities") from Citigroup with the same financial terms as the Preferred Securities. Citigroup will guarantee payments made on the Preferred Securities.

    There are four trustees of Citigroup Capital (the "Citigroup Capital Trustees"). Two of the trustees are employees or officers of Citigroup (the "Regular Trustees"). The Chase Manhattan Bank will act as the Institutional Trustee (as defined in the accompanying Prospectus under the heading "TRV Trusts") of Citigroup Capital and as Guarantee Trustee (as defined in the accompanying Prospectus under the heading "Description of Guarantees"). Chase Manhattan Bank Delaware will act as the Delaware Trustee (as defined in the accompanying Prospectus under the heading "TRV Trusts") of Citigroup Capital.

WHO IS CITIGROUP INC.?

    Citigroup's businesses provide a broad range of financial services to consumer and corporate customers around the world. Among these businesses are Citibank, Commercial Credit, Primerica Financial Services, Salomon Smith Barney, SSBC Asset Management, Travelers Life & Annuity and Travelers Property Casualty.

    On October 8, 1998, the Company changed its name from Travelers Group Inc. to Citigroup Inc. in connection with the merger of Citicorp into a newly formed, wholly owned subsidiary of the Company. The mailing address of Citigroup's principal executive office is 153 East 53rd Street, New York, NY 10043, and its telephone number is (212) 559-1000.

WHEN WILL YOU RECEIVE QUARTERLY DISTRIBUTIONS?

    If you purchase the Preferred Securities, you are entitled to receive cumulative cash distributions at an annual rate of 7% of the liquidation amount of $25 per Preferred Security. Distributions will accumulate from the date Citigroup Capital issues the Preferred Securities and will be paid quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning January 15, 1999.

WHEN CAN PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

    So long as no event of default under the Junior Subordinated Debt Securities has occurred and is continuing, Citigroup can, on one or more occasions, defer interest payments on the Junior Subordinated Debt Securities for up to 20 consecutive quarterly periods. A deferral of interest payments cannot extend, however, beyond the maturity date of the Junior Subordinated Debt Securities (which is November 15, 2028).

    If Citigroup defers interest payments on the Junior Subordinated Debt Securities, Citigroup Capital will also defer distributions on the Preferred Securities. During this deferral period, distributions will continue to accrue on the Preferred Securities at an annual rate of 7% of the liquidation amount of $25 per Preferred Security. Also, the deferred distributions will themselves accrue interest at an annual rate of 7% (to the extent permitted by law). Once Citigroup makes all interest payments on the Junior Subordinated Debt Securities, with accrued interest, it can again postpone interest payments on the Junior Subordinated Debt Securities if no event of default under the Junior Subordinated Debt Securities has occurred and is continuing.

    During any period in which Citigroup defers interest payments on the Junior Subordinated Debt Securities, Citigroup will not be permitted to (with limited exceptions):

    - pay a dividend or make any distributions on its capital stock or redeem, purchase, acquire or make a liquidation payment on any of its capital stock, or make any guarantee payments with respect to the foregoing; or

    - make an interest, principal or premium payment on, or repurchase or redeem, any of its debt securities that rank equal with or junior to the Junior Subordinated Debt Securities.

    If Citigroup defers payments of interest on the Junior Subordinated Debt Securities, the Preferred Securities will be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to recognize interest income with respect to distributions and include such amounts in your gross income for United States federal income tax purposes even though you will not have received any cash distributions relating to such interest income. See "United States Federal Income Taxation--Interest Income and Original Issue Discount."

WHEN CAN CITIGROUP CAPITAL REDEEM THE PREFERRED SECURITIES?

    Citigroup Capital must redeem all of the outstanding Preferred Securities and Common Securities (together, the "Trust Securities") when the Junior Subordinated Debt Securities are paid at maturity on November 15, 2028. In addition, if Citigroup redeems any Junior Subordinated Debt Securities before their maturity, Citigroup Capital will use the cash it receives from the redemption to redeem, on a pro rata basis, Preferred Securities and Common Securities having a combined liquidation amount equal to the principal amount of the Junior Subordinated Debt Securities redeemed.

    Citigroup can redeem some or all of the Junior Subordinated Debt Securities before their maturity at 100% of their principal amount on one or more occasions any time on or after November 15, 2003. Citigroup also has the option to redeem, in whole or in part, the Junior Subordinated Debt Securities at any time if certain changes in tax, investment company or bank regulatory law occur and certain other conditions are satisfied, as more fully described under "Description of the Preferred Securities--Special Event Redemption." In any case, Citigroup will pay accrued interest to the date of redemption. Prior to any such redemption, Citigroup will obtain any required regulatory approvals.

WHAT IS CITIGROUP'S GUARANTEE OF THE PREFERRED SECURITIES?

    Citigroup will guarantee the Preferred Securities based on:

    - its obligations to make payments on the Junior Subordinated Debt
      Securities;

    - its obligations under the Preferred Securities Guarantee (the "Guarantee"); and

    - its obligations under the Amended and Restated Declaration of Trust of Citigroup Capital (the "Declaration"), which sets forth the terms of the Trust.

    Citigroup has irrevocably guaranteed that if a payment on the Junior Subordinated Debt Securities is made to Citigroup Capital but, for any reason, Citigroup Capital does not make the corresponding distribution or redemption payment to the holders of the Preferred Securities, then Citigroup will make the payments directly to the holders of the Preferred Securities. To avoid a double payment to a holder of the Preferred Securities, if Citigroup makes a payment under the Guarantee, the holder's right to receive the corresponding payment from Citigroup Capital will automatically be surrendered to Citigroup.

    Citigroup's obligations under the Guarantee are:

    - subordinate and junior in right of payment to its other liabilities;

    - equal in rank to its most senior current or future preferred stock and to any current or future guarantee of preferred or preference stock of any of its subsidiaries; and

    - senior to its common stock.

WHEN COULD THE JUNIOR SUBORDINATED DEBT SECURITIES BE DISTRIBUTED TO YOU?

    Citigroup has the right to dissolve Citigroup Capital at any time. Prior to any such dissolution, Citigroup will obtain any required regulatory approvals. If Citigroup terminates Citigroup Capital, Citigroup Capital will redeem the Preferred Securities by distributing the Junior Subordinated Debt Securities to holders of the Preferred Securities and the Common Securities on a pro rata basis. If the Junior Subordinated Debt Securities are distributed, Citigroup will use it best efforts to list the Junior Subordinated Debt Securities on the New York Stock Exchange ("NYSE") (or any other exchange on which the Preferred Securities are then listed) in place of the Preferred Securities.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

    The Preferred Securities have been approved for listing on the NYSE subject to official notice of issuance. Trading of the Preferred Securities is expected to begin within 30 days after they are first issued.

WILL HOLDERS OF THE PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

    Generally, the holders of the Preferred Securities will not have any voting rights. See "Description of the Preferred Securities--Voting Rights."

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

    The Preferred Securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company ("DTC") or its nominee. This means that you will not receive a certificate for your Preferred Securities and that your broker will maintain your position in the Preferred Securities. Citigroup Capital expects that the Preferred Securities will be ready for delivery through DTC on or about November 19, 1998.

                                  RISK FACTORS

    Your investment in the Preferred Securities will involve certain risks. You should carefully consider the following discussion of risks, and the other information in this Prospectus Supplement and the accompanying Prospectus, before deciding whether an investment in the Preferred Securities is suitable for you.

CITIGROUP'S OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBT SECURITIES ARE SUBORDINATED.

    Citigroup's obligations under the Junior Subordinated Debt Securities will rank junior in priority of payment to all of Citigroup's senior indebtedness. This means that Citigroup cannot make any payments on the Junior Subordinated Debt Securities if it defaults on a payment of senior indebtedness and does not cure such default within the applicable grace period or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, Citigroup's obligations under the Junior Subordinated Debt Securities will be effectively subordinated to all existing and future liabilities of Citigroup's subsidiaries.

    Citigroup's obligations under the Guarantee will rank in priority of payment as follows:

    - subordinate and junior in right of payment to its other liabilities;

    - equal in rank to its most senior current or future preferred stock and to any current or future guarantee of preferred or preference stock of any of its subsidiaries; and

    - senior to its common stock.

    This means that Citigroup cannot make any payments on the Guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of Citigroup, its assets would be available to pay obligations under the Guarantee only after Citigroup made all payments on its other liabilities.

    Neither the Preferred Securities, the Junior Subordinated Debt Securities nor the Guarantee limit the ability of Citigroup and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Junior Subordinated Debt Securities and the Guarantee. See "Description of Guarantee--Status of the Guarantee" and "Description of the Junior Subordinated Debt Securities--Subordination."

THE GUARANTEE ONLY COVERS PAYMENTS IF CITIGROUP CAPITAL HAS CASH AVAILABLE.

    The ability of Citigroup Capital to pay scheduled distributions on the Preferred Securities, the redemption price of the Preferred Securities and the liquidation amount of each Preferred Security is solely dependent upon Citigroup making the related payments on the Junior Subordinated Debt Securities when due.

    If Citigroup defaults on its obligations to pay principal or interest on the Junior Subordinated Debt Securities, Citigroup Capital will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each Preferred Security. In those circumstances, you will not be able to rely upon the Guarantee for payment of these amounts.

    Instead, you:

    - may directly sue Citigroup or seek other remedies to collect your pro rata share of payments owed; or

    - may rely on the Institutional Trustee to enforce Citigroup Capital's rights under the Junior Subordinated Debt Securities.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES.

    So long as no event of default under the Junior Subordinated Debt Securities has occurred and is continuing, Citigroup can, on one or more occasions, defer interest payments on the Junior Subordinated Debt Securities for up to 20 consecutive quarterly periods. If Citigroup defers interest payments on the Junior Subordinated Debt Securities, Citigroup Capital will defer distributions on the Preferred Securities during any deferral period. However, distributions would still accumulate and such deferred distributions would themselves accrue interest at the annual rate of 7% per annum (to the extent permitted by law).

    If Citigroup defers payments of interest on the Junior Subordinated Debt Securities, you will be required to recognize interest income for United States federal income tax purposes (based on your pro rata share of the interest on the Junior Subordinated Debt Securities held by Citigroup Capital) before you receive any cash relating to such interest. In addition, you will not receive such cash if you sold the Preferred Securities before the end of any deferral period or before the record date relating to distributions which are paid.

    Citigroup has no current intention of deferring interest payments on the Junior Subordinated Debt Securities and believes that such deferral is a remote possibility. However, if Citigroup exercises its right in the future, the Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Junior Subordinated Debt Securities. If you sell the Preferred Securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the Preferred Securities. In addition, the existence of Citigroup's right to defer payments of interest on the Junior Subordinated Debt Securities may mean that the market price for the Preferred Securities (which represent an undivided beneficial interest in the Junior Subordinated Debt Securities) may be more volatile than other securities that do not have these rights.

    See "United States Federal Income Taxation" for more information regarding the tax consequences of purchasing, holding and selling the Preferred Securities.

PREFERRED SECURITIES MAY BE REDEEMED AT ANY TIME IF CERTAIN CHANGES IN TAX, INVESTMENT COMPANY OR BANK REGULATORY LAW OCCUR.

    If certain changes in tax, investment company or bank regulatory law occur and are continuing, and certain other conditions are satisfied, Citigroup has the right to redeem, in whole or in part, the Junior Subordinated Debt Securities. Any such redemption will cause a mandatory redemption of Preferred Securities and Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debt Securities to be redeemed within 90 days of the event at a redemption price equal to $25 per security plus any accrued and unpaid distributions. Prior to any such redemption, Citigroup will obtain any required regulatory approvals. See "Description of the Preferred Securities--Distribution of the Junior Subordinated Debt Securities" and "--Special Event Redemption."

PREFERRED SECURITIES MAY BE REDEEMED AT THE OPTION OF THE COMPANY.

    At the option of the Company, the Junior Subordinated Debt Securities may be redeemed, in whole, at any time, or in part, from time to time, on or after November 15, 2003 at a redemption price equal to the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date. Prior to any such redemption, Citigroup will obtain any required regulatory approvals. See "Description of the Junior Subordinated Debt Securities--Optional Redemption." You should assume that the Company will exercise its redemption option if the Company is able to refinance at a lower interest rate or it is otherwise in the interest of the Company to redeem the Junior Subordinated Debt Securities. If the Junior Subordinated Debt Securities are redeemed, the Trust must redeem the Preferred Securities and the Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of Junior Subordinated Debt Securities to be redeemed. See "Description of the Preferred Securities-- Mandatory Redemption of Trust Securities."

PENDING TAX LITIGATION MAY RESULT IN A CHANGE IN TAX LAW THAT WILL PERMIT THE COMPANY TO REDEEM THE JUNIOR SUBORDINATED DEBT SECURITIES.

    It has been reported that the Internal Revenue Service ("IRS") recently challenged another company's deduction for interest paid on a debt instrument similar in some respects to the Junior Subordinated Debt Securities. Based on available information, the Company and Citigroup Capital do not believe that this challenge will affect the Company's ability to deduct interest payments on the Junior Subordinated Debt Securities. However, you should be aware that further developments favoring the IRS's challenge, or other unrelated developments, could cause a Tax Event (as described in "Description of the Preferred Securities--Special Event Redemption"). Laws and regulations have also been proposed in the past which, if adopted retroactively, could also cause a Tax Event.

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE PREFERRED SECURITIES OR THE JUNIOR SUBORDINATED DEBT SECURITIES.

    There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for Preferred Securities upon a termination of Citigroup Capital. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made by this Prospectus Supplement or in the secondary market, or the Junior Subordinated Debt Securities that a holder of Preferred Securities may receive upon a termination of Citigroup Capital, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered by this Prospectus Supplement. As a result of Citigroup's right to defer interest payments on the Junior Subordinated Debt Securities, the market price of the Preferred Securities (which represent undivided beneficial ownership interests in Citigroup Capital, the assets of which consist solely of the Junior Subordinated Debt Securities) may be more volatile than the market prices of other securities that are not subject to such optional deferrals.

CITIGROUP MAY TERMINATE CITIGROUP CAPITAL AT ANY TIME.

    Subject to obtaining any required regulatory approval, Citigroup has the right to terminate Citigroup Capital at any time. If Citigroup decides to exercise its right to terminate Citigroup Capital, Citigroup Capital will redeem the Preferred Securities and Common Securities by distributing the Junior Subordinated Debt Securities to holders of the Preferred Securities and Common Securities on a pro rata basis.

    Under current United States federal income tax law, a distribution of Junior Subordinated Debt Securities to you on the dissolution of Citigroup Capital should not be a taxable event to you. However, if Citigroup Capital is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of Junior Subordinated Debt Securities to you may be a taxable event to you.

    Citigroup has no current intention of causing the termination of Citigroup Capital and the distribution of the Junior Subordinated Debt Securities. Citigroup anticipates that it would consider exercising this right in the event that expenses associated with maintaining Citigroup Capital were substantially greater than currently expected, such as if certain changes in tax law, investment company law or banking regulatory law occurred. Citigroup cannot predict the other circumstances under which this right would be exercised.

    Although Citigroup will use its best efforts to list the Junior Subordinated Debt Securities on the NYSE (or any other exchange on which the Preferred Securities are then listed) if they are distributed, we cannot assure you that the Junior Subordinated Debt Securities will be approved for listing or that a trading market will exist for those securities.

YOU HAVE LIMITED VOTING RIGHTS.

    You will have limited voting rights. In particular, subject to certain exceptions, only Citigroup can elect or remove any of Citigroup Capital Trustees. See "Description of the Preferred Securities--Voting Rights."

                                  THE COMPANY

    Citigroup's businesses provide a broad range of financial services to consumer and corporate customers around the world. Among these businesses are Citibank, Commercial Credit, Primerica Financial Services, Salomon Smith Barney, SSBC Asset Management, Travelers Life & Annuity and Travelers Property Casualty.

    On October 8, 1998, the Company changed its name from Travelers Group Inc. to Citigroup Inc. in connection with the merger of Citicorp into a newly formed, wholly owned subsidiary of the Company.

    The Company is a holding company, and services its obligations primarily with dividends and advances that it receives from subsidiaries. The subsidiaries' dividend paying abilities are limited by certain covenant restrictions in credit agreements and/or by regulatory requirements, including those imposed by federal bank regulatory authorities, the insurance departments of a number of states, and various capital requirements imposed by securities regulators. The Company is also subject to certain capital requirements as a bank holding company. Each of the Company's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

    Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, the Company may be required to commit resources to its subsidiary banks in certain circumstances.

    The principal office of the Company is located at 153 East 53rd Street, New York, NY 10043, and its telephone number is (212) 559-1000.

                                USE OF PROCEEDS

    All of the net proceeds from the sale of the Preferred Securities offered hereby will be invested by Citigroup Capital in Junior Subordinated Debt Securities of the Company. The Company will use the proceeds from the sale of the Junior Subordinated Debt Securities to Citigroup Capital for general corporate purposes, which may include capital contributions to subsidiaries of the Company, the redemption of shares of preferred stock of the Company, and/or the reduction or refinancing of borrowings of the Company or its subsidiaries. See "Capitalization."

    RATIO OF INCOME TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    The following table sets forth the supplemental consolidated ratio of income to combined fixed charges and preferred stock dividends of the Company at September 30, 1998 and for each of the five most recent fiscal years, after giving retroactive effect to the merger with Citicorp on October 8, 1998 in a transaction accounted for as a pooling of interests.

                                                                                               YEAR ENDED DECEMBER 31,
                                                                 NINE MONTHS ENDED    ------------------------------------------
                                                                SEPTEMBER 30, 1998      1997       1996       1995       1994
                                                               ---------------------  ---------  ---------  ---------  ---------
Ratio of income to combined fixed charges and preferred stock
  dividends (excluding interest on deposits).................             1.62             1.66       1.80       1.56       1.34


                                                                                               YEAR ENDED DECEMBER 31,
                                                                 NINE MONTHS ENDED    ------------------------------------------
                                                                SEPTEMBER 30, 1998      1997       1996       1995       1994
                                                               ---------------------  ---------  ---------  ---------  ---------
Ratio of income to combined fixed charges and preferred stock
  dividends (including interest on deposits).................             1.37             1.41       1.48       1.35       1.21


                                                                 1993
                                                               ---------
Ratio of income to combined fixed charges and preferred stock
  dividends (excluding interest on deposits).................       1.37

                                                                 1993
                                                               ---------
Ratio of income to combined fixed charges and preferred stock
  dividends (including interest on deposits).................       1.22

                              ACCOUNTING TREATMENT

    The financial statements of Citigroup Capital will be reflected in the Company's consolidated financial statements with the Preferred Securities reflected in "Company or subsidiary obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debt securities of--Company."

                                 CAPITALIZATION

    The following table sets forth the supplemental consolidated capitalization of the Company at September 30, 1998, after giving retroactive effect to the merger with Citicorp on October 8, 1998 in a transaction accounted for as a pooling of interests, and as adjusted to give effect to (i) the issuance and sale of additional long-term debt of the Company and certain of its subsidiaries after September 30, 1998 through the date hereof, (ii) the conversion, on October 14, 1998, of $140 million face amount of the Series I Cumulative Convertible Preferred Stock of the Company into shares of common stock of the Company and (iii) the issuance of the Preferred Securities.

                                                                                                      AT SEPTEMBER 30, 1998
                                                                                                     ------------------------
                                                                                                     OUTSTANDING  AS ADJUSTED
                                                                                                     -----------  -----------
                                                                                                      (DOLLARS IN MILLIONS)
Debt:
    Investment banking and brokerage borrowings....................................................   $  16,128    $  15,826
    Short-term borrowings..........................................................................      19,492       18,010
    Long-term debt.................................................................................      49,419       50,971
                                                                                                     -----------  -----------
        Total debt.................................................................................      85,039       84,807
                                                                                                     -----------  -----------
Redeemable Preferred Stock--Series I...............................................................         280          140
                                                                                                     -----------  -----------
Company or subsidiary obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debt securities of--
    Company........................................................................................       1,200        1,700
    Subsidiaries...................................................................................       2,620        2,620

Stockholders' equity:
    Preferred stock at aggregate liquidation value.................................................       2,313        2,313
    Common stock and additional paid-in capital (net of treasury stock)............................       5,031        5,171
    Retained earnings..............................................................................      35,746       35,746
    Accumulated other changes in equity from nonowner sources......................................         593          593
    Unearned compensation..........................................................................        (593)        (593)
                                                                                                     -----------  -----------
        Total stockholders' equity.................................................................      43,090       43,230
                                                                                                     -----------  -----------
    Total capitalization...........................................................................   $ 132,229    $ 132,497
                                                                                                     -----------  -----------
                                                                                                     -----------  -----------

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, The Chase Manhattan Bank, will act as indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. This description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the caption "Description of Preferred Securities." The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration (a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part), the Trust Act and the Trust Indenture Act.

GENERAL

    The Declaration authorizes the Regular Trustees to issue on behalf of Citigroup Capital the Trust Securities, which represent undivided beneficial interests in the assets of Citigroup Capital. All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank PARI PASSU, and payments will be made thereon on a PRO RATA basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by Citigroup Capital of any securities other than the Trust Securities or the incurrence of any indebtedness by Citigroup Capital. Pursuant to the Declaration, the Institutional Trustee will hold title to the Junior Subordinated Debt Securities purchased by Citigroup Capital for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by Citigroup Capital, and payments upon redemption of the Preferred Securities or liquidation of Citigroup Capital out of money held by Citigroup Capital, are guaranteed by the Company to the extent described under "Description of Guarantee." The Guarantee will be held by The Chase Manhattan Bank, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when Citigroup Capital does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to (i) vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities or (ii) if the failure of Citigroup Capital to pay distributions is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities, institute a proceeding directly against the Company for enforcement of payment to such holder of the principal or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities. See "--Voting Rights."

DISTRIBUTIONS

    Distributions on the Preferred Securities will be fixed at a rate per annum of 7% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears beyond the first date such distributions are payable (or would be payable, if not for any Extension Period or default by the Company on the Junior Subordinated Debt Securities) will bear interest thereon at the rate per annum of 7% thereof compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

    Distributions on the Preferred Securities will be cumulative, will accrue from and including November 19, 1998, and will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999. When, as and if available for payment, distributions will be made by the Institutional Trustee, except as otherwise described below.

    The distribution rate and the distribution payment dates and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment dates and other payment dates on the Junior Subordinated Debt Securities.

    The Company has the right under the Indenture to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period from time to time on the Junior Subordinated Debt Securities for an Extension Period not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable, PROVIDED, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. As a consequence of the Company's extension of the interest payment period, quarterly distributions on the Preferred Securities would be deferred (though such distributions would continue to accrue with interest thereon compounded quarterly, since interest would continue to accrue on the Junior Subordinated Debt Securities) during any such extended interest payment period. In the event that the Company exercises its right to extend the interest payment period, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, or
(iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank PARI PASSU with or junior to the Junior Subordinated Debt Securities. The foregoing, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any Extension Period, the Company may further extend such Extension Period; PROVIDED, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarterly interest periods; PROVIDED FURTHER, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. Consequently, there could be up to 60 Extension Periods of varying lengths throughout the term of the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities--Interest" and "--Option to Extend Interest Payment Period." The Regular Trustees shall give the holders of the Preferred Securities notice of any Extension Period upon their receipt of notice thereof from the Company. See "Description of the Junior Subordinated Debt Securities--Option To Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of Citigroup Capital on the record date next following the termination of such deferral period.

    Distributions on the Preferred Securities will be made on the dates payable to the extent that Citigroup Capital has funds available for the payment of such distributions in the Property Account. Citigroup Capital's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from the Company on the Junior Subordinated Debt Securities. See "Description of the Junior Subordinated Debt Securities." The payment of distributions out of monies held by Citigroup Capital is guaranteed by the Company to the extent set forth under "Description of Guarantee."

    Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of Citigroup Capital at the close of business on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Junior Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the relevant record dates shall conform to the rules of any securities exchange on which the Preferred Securities are listed and, if none, the Regular Trustees shall have the right to select relevant record dates, which shall be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION OF TRUST SECURITIES

    The Preferred Securities have no stated maturity date but will be redeemed upon the maturity of the Junior Subordinated Debt Securities or to the extent the Junior Subordinated Debt Securities are redeemed. The Junior Subordinated Debt Securities will mature on November 15, 2028, and may be redeemed, in whole or in part, at any time on or after November 15, 2003, or at any time, in whole or in part, in certain circumstances upon the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event (as described under "Special Event Redemption" below). See "Description of the Junior Subordinated Debt Securities--Optional Redemption." Upon the maturity of the Junior Subordinated Debt Securities, the proceeds of the repayment thereof shall simultaneously be applied to redeem all outstanding Trust Securities at the Redemption Price. Upon the redemption of the Junior Subordinated Debt Securities, whether in whole or in part (either at the option of the Company or pursuant to a Tax Event, an Investment Company Event or a Regulatory Capital Event), the proceeds from such redemption shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed at the Redemption Price; PROVIDED, that holders of Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed PRO RATA as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION

    "Tax Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this Prospectus Supplement), in either case after the date of this Prospectus Supplement, there is more than an insubstantial risk that (i) Citigroup Capital would be subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debt Securities, (ii) interest payable to Citigroup Capital on the Junior Subordinated Debt Securities would not be deductible, in whole or in part, by the Company for United States federal income tax purposes or (iii) Citigroup Capital would be subject to more than a DE MINIMIS amount of other taxes, duties or other governmental charges.

    "Investment Company Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent counsel experienced in practicing under the 1940 Act (as defined herein) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that Citigroup Capital is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

    "Regulatory Capital Event" means a determination by Citigroup, based on an opinion of counsel experienced in such matters (who may be an employee of Citigroup or any of its affiliates), that, as a result of (a) any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment, clarification, change, pronouncement or decision is announced or is effective after the date of this Prospectus Supplement, there is more than an insubstantial risk that the Preferred Securities will no longer constitute Tier I Capital of Citigroup or any bank holding company of which Citigroup is a subsidiary (or its equivalent) for purposes of the capital adequacy guidelines or policies of the Board of Governors of the Federal Reserve System or its successor as Citigroup's primary federal banking regulator.

    Subject to obtaining any required regulatory approval, if a Tax Event, an Investment Company Event or a Regulatory Capital Event (each, a "Special Event") shall occur and be continuing, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Junior Subordinated Debt Securities, in whole or in part, for cash within 90 days following the occurrence of such Special Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debt Securities so redeemed shall be redeemed by Citigroup Capital at the Redemption Price on a PRO RATA basis;

PROVIDED, HOWEVER, that if at the time there is available to the Company or Citigroup Capital the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that will have no adverse effect on Citigroup Capital, the Company or the holders of the Trust Securities, then the Company or Citigroup Capital will pursue such measure in lieu of redemption.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    Citigroup will have the right at any time to dissolve Citigroup Capital and, after satisfaction of the liabilities of creditors of Citigroup Capital as provided by applicable law, to cause Junior Subordinated Debt Securities to be distributed to the holders of the Preferred Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the Preferred Securities then outstanding. Prior to any such dissolution, Citigroup will obtain any required regulatory approvals.

    If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Junior Subordinated Debt Securities to be listed on the NYSE or on such other exchange as the Preferred Securities are then listed.

    After the date for any distribution of Junior Subordinated Debt Securities upon dissolution of Citigroup Capital, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the securities depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.

    There can be no assurance as to the market prices for either the Preferred Securities or the Junior Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of Citigroup Capital were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debt Securities that an investor may receive if a dissolution and liquidation of Citigroup Capital were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

    Citigroup Capital may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

    If Citigroup Capital gives a notice of redemption in respect of the Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, and if the Company has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Junior Subordinated Debt Securities, the Institutional Trustee will irrevocably deposit with the Depositary (as defined in the accompanying Prospectus) funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See
"--Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by Citigroup Capital, or by the Company pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

    In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed in accordance with the Depositary's standard procedures. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries, including, without limitation, Salomon Smith Barney Inc., may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

    In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of Citigroup Capital (each a "Liquidation"), the holders of the Preferred Securities will be entitled to receive out of the assets of Citigroup Capital, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Junior Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities outstanding at such time have been distributed on a PRO RATA basis to the holders of such Preferred Securities. See "--Distribution of the Junior Subordinated Debt Securities."

    If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because Citigroup Capital has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by Citigroup Capital on the Preferred Securities shall be paid on a PRO RATA basis. The holders of the Common Securities will be entitled to receive distributions upon any such Liquidation PRO RATA with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

    Pursuant to the Declaration, Citigroup Capital shall terminate (i) on November 19, 2053, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or the Company, the filing of a certificate of cancellation with respect to Citigroup Capital, or the revocation of the charter of the holder of the Common Securities or the Company and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Junior Subordinated Debt Securities to holders of Preferred Securities upon exercise of the Company's right to dissolve Citigroup Capital at any time and distribute Junior Subordinated Debt Securities to holders of Preferred Securities, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, the Company or Citigroup Capital, or
(vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

    An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); PROVIDED, that pursuant to the Declaration the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture. In the event that any Declaration Event of Default with respect to the Preferred Securities is waived by the holders of the Preferred Securities as provided in the Declaration, the holders of Common Securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the Common Securities for all purposes under the Declaration without any further act, vote or consent of the holders of Common Securities. See "--Voting Rights."

    If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may also directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Junior Subordinated Debt Securities without first (i) directing the Institutional Trustee to enforce the terms of the Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Consequently, the Company will be entitled to payment of amounts that a holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from Citigroup Capital. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

    Upon the occurrence of an Indenture Event of Default, the Institutional Trustee as the sole holder of the Junior Subordinated Debt Securities will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debt Securities to be immediately due and payable. The Company and Citigroup Capital are each required to file annually with the Institutional Trustee an officers' certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

    Except as described in this Prospectus Supplement and in the accompanying Prospectus under "Description of Guarantees--Modification of Guarantees; Assignment," and except as provided under the Trust Act, the Trust Indenture Act and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

    Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Junior Subordinated Debt Securities, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to the Junior Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under Section 5.13 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt Securities shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debt Securities where such consent shall be required; PROVIDED, HOWEVER, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Junior Subordinated Debt Securities (a "Super Majority") affected thereby, only the holders of at least such Super Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any record holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Junior Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy available to the Institutional Trustee, the Institutional Trustee, as holder of the Junior Subordinated Debentures, shall not take any of the actions described in clauses (i), (ii), (iii) or

(iv) above unless the Institutional Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of such action, Citigroup Capital will not fail to be classified as a grantor trust for United States federal income tax purposes.

    In the event the consent of the Institutional Trustee, as the holder of the Junior Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the written direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; PROVIDED, HOWEVER, that where any amendment, modification or termination under the Indenture would require the consent of a Super Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in aggregate liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Junior Subordinated Debt Securities outstanding. The Institutional Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that for United States federal income tax purposes Citigroup Capital will not be classified as other than a grantor trust.

    A waiver of an Indenture Event of Default by the Institutional Trustee at the direction of the holders of the Preferred Securities will constitute a waiver of the corresponding Declaration Event of Default.

    Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for Citigroup Capital to redeem and cancel Preferred Securities or distribute Junior Subordinated Debt Securities in accordance with the Declaration.

    Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

    The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Except in certain circumstances, holders of the Preferred Securities will have no rights to appoint or remove the Citigroup Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

    The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee and the Delaware Trustee), PROVIDED, that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of Citigroup Capital other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of holders of at least a majority in liquidation amount of the Trust Securities affected thereby; PROVIDED, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only holders of the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of holders of a majority in liquidation amount of such class of Trust Securities.

    Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause Citigroup Capital to be classified for United States federal income tax purposes as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause Citigroup Capital to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

    Citigroup Capital may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body except as described below. Citigroup Capital may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; PROVIDED, that (i) such successor entity either (x) expressly assumes all of the obligations of Citigroup Capital under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee, in its capacity as the holder of the Junior Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of Citigroup Capital, (vii) prior to such merger, consolidation, amalgamation or replacement, Citigroup Capital has received an opinion of a nationally recognized independent counsel to Citigroup Capital experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither Citigroup Capital nor such successor entity will be required to register as an "investment company" under the 1940 Act; and (viii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, Citigroup Capital shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if in the opinion of a nationally recognized independent tax counsel experienced in such matters, such consolidation, amalgamation, merger or replacement would cause Citigroup Capital or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. (the "NASD"). Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

    To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

    Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures.

    Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to Citigroup Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and Citigroup Capital believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in Citigroup Capital.

    Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, Citigroup Capital or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of Citigroup Capital, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

    DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to Citigroup Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and Citigroup Capital believe to be reliable, but neither the Company nor Citigroup Capital takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

    The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such a default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. Notwithstanding the foregoing, the holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action following a Declaration Event of Default.

PAYING AGENT

    In the event that the Preferred Securities do not remain in book-entry only form, the following provisions will apply:

    The Institutional Trustee will act as paying agent and may designate an additional or substitute paying agent at any time.

    Registration of transfers of Preferred Securities will be effected without charge by or on behalf of Citigroup Capital, but upon payment (with the giving of such indemnity as Citigroup Capital or the Company may require) in respect of any tax or other government charges that may be imposed in relation to it.

    Citigroup Capital will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

    The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

    The Regular Trustees are authorized and directed to operate Citigroup Capital in such a way so that Citigroup Capital will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. The Company is authorized and directed to conduct its affairs so that the Junior Subordinated Debt Securities will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Citigroup Capital or the certificate of incorporation of the Company, that each of the Company and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

    Holders of the Preferred Securities have no preemptive rights.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    Set forth below is a description of the specific terms of the Junior Subordinated Debt Securities in which Citigroup Capital will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Junior Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of Junior Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of the Junior Subordinated Debt Securities in the accompanying Prospectus; the Indenture, dated as of October 7, 1996 (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Indenture Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part; and the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

    Under certain circumstances involving the dissolution of Citigroup Capital, subject to obtaining any required regulatory approval, Junior Subordinated Debt Securities will be distributed to the holders of the Trust Securities in liquidation of Citigroup Capital. See "Description of the Preferred Securities--Special Event Redemption or Distribution."

    If the Junior Subordinated Debt Securities are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Junior Subordinated Debt Securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

    The Junior Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Junior Subordinated Debt Securities will be limited in aggregate principal amount to approximately $515,463,925, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by the Company to Citigroup Capital in exchange for the Common Securities (the "Citigroup Payment").

    The Junior Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Junior Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on November 15, 2028.

    If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in Citigroup Capital, such Junior Subordinated Debt Securities will initially be issued in the form of one or more Global Securities (as defined under "Book-Entry and Settlement" below). As described herein, under certain limited circumstances, Junior Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Junior Subordinated Debt Securities are issued in certificated form, such Junior Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Junior Subordinated Debt Securities issued as a Global Security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Junior Subordinated Debt Securities. In the event Junior Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debt Securities will be registrable and Junior Subordinated Debt Securities will be exchangeable for Junior Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in New York, New York; PROVIDED, that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

    The Company does not intend to issue and sell the Junior Subordinated Debt Securities to any purchasers other than Citigroup Capital.

    There are no covenants or provisions in the Indenture that would afford the holders of the Junior Subordinated Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect such holders.

SUBORDINATION

    The Indenture provides that the Junior Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of the Company. No payment of principal (including redemption payments), premium, if any, or interest on the Junior Subordinated Debt Securities may be made if (i) any Senior Indebtedness of the Company has not been paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (ii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of Junior Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of the Company then outstanding, the rights of the holders of the Junior Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debt Securities are paid in full.

    The term "Senior Indebtedness" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any conditional sale or title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations, contingent or otherwise, of such obligor in respect of any letters of credit, banker's acceptance, security purchase facilities or similar credit transactions, (v) all obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise and (vii) all obligations of the type referred to in clauses (i) through (vi) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or PARI PASSU with the Junior Subordinated Debt Securities and
(2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any other Citigroup Trust or a trustee of such trust and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank PARI PASSU with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

    The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company.

OPTIONAL REDEMPTION

    Subject to obtaining any required regulatory approval, the Company shall have the right to redeem the Junior Subordinated Debt Securities, in whole or in part, from time to time, on or after November 15, 2003, or at any time in certain circumstances upon the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event, as described under "Description of the Preferred Securities--Special Event Redemption," upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Junior Subordinated Debt Securities would result in the delisting of the Preferred Securities, the Company may only redeem the Junior Subordinated Debt Securities in whole.

INTEREST

    Each Junior Subordinated Debt Security shall bear interest at the rate of 7% per annum, from and including the original date of issuance, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each an "Interest Payment Date"), commencing January 15, 1999 to the person in whose name such Junior Subordinated Debt Security is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Junior Subordinated Debt Securities shall not continue to remain in book-entry only form, the Company shall have the right to select record dates, which shall be more than 14 days but less than 60 days prior to the Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Junior Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

    The Company shall have the right at any time, and from time to time, during the term of the Junior Subordinated Debt Securities, to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, PROVIDED, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities, at the end of which Extension Period, the Company shall pay all interest then accrued and unpaid (including any Additional Interest) together with interest thereon compounded quarterly at the rate specified for the Junior Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); PROVIDED FURTHER, that during any such Extension Period, (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), and (b) the Company shall not make any payment of interest on or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank PARI PASSU with or junior to the Junior Subordinated Debt Securities. The foregoing, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any Extension Period, the Company may further defer payments of interest by extending such Extension Period; PROVIDED, HOWEVER, that such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarterly interest periods (including the quarterly interest period in which notice of such Extension Period (as described below) is given); PROVIDED FURTHER, that no Extension Period may extend beyond the maturity of the Junior Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debt Securities. If the Institutional Trustee shall be the sole holder of the Junior Subordinated Debt Securities, the Company shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities would be payable, if not for such Extension Period, or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution would be payable, if not for such Extension Period, but in any event one Business Day prior to such record date. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Junior Subordinated Debt Securities, the Company shall give the holders of the Junior Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or
(ii) the date upon which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

    If at any time Citigroup Capital shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Junior Subordinated Debt Securities such additional amounts as shall be required so that the net amounts received and retained by Citigroup

Capital after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Citigroup Capital would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

    The following are Events of Default with respect to the Junior Subordinated Debt Securities: (a) default in the payment of the principal of (or premium, if any, on) any Junior Subordinated Debt Security at its maturity; (b) default for 30 days in the payment of any installment of interest on any Junior Subordinated Debt Security; (c) default for 90 days after written notice in the performance of any other covenant in respect of the Junior Subordinated Debt Securities; and
(d) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company. The Indenture Trustee may withhold notice to the holders of the Junior Subordinated Debt Securities of any default with respect thereto (except in the payment of principal, premium or interest) if it considers such withholding to be in the interests of such holders.

    If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Junior Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Junior Subordinated Debt Securities (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Junior Subordinated Debt Securities. See "Description of Junior Subordinated Debt Securities--Events of Default" in the accompanying Prospectus for a description of the Indenture Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Junior Subordinated Debt Securities. See "Description of the Preferred Securities--Declaration Events of Default" and "--Voting Rights."

    Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable, the Company acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debt Securities. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of all of the holders of Preferred Securities of Citigroup Capital. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Junior Subordinated Debt Securities held by Citigroup Capital or the Institutional Trustee of Citigroup Capital, and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debt Securities.

BOOK-ENTRY AND SETTLEMENT

    If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of Citigroup Capital as a result of the occurrence of a Special Event, the Junior Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Junior Subordinated Debt Securities represented by a Global Security will not be exchangeable for, and will not otherwise be issuable as, Junior Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

    Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Junior Subordinated Debt Securities in definitive form and will not be considered the Holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Junior Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee.

Accordingly, each Beneficial Owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

    If Junior Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in Citigroup Capital, DTC will act as securities depositary for the Junior Subordinated Debt Securities. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

    None of the Company, Citigroup Capital, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Junior Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

    A Global Security shall be exchangeable for Junior Subordinated Debt Securities registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) the Company, in its sole discretion, determines that such Global Security shall be so exchangeable or
(iv) there shall have occurred an Indenture Event of Default with respect to such Junior Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Junior Subordinated Debt Securities registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

CERTAIN COVENANTS

    For so long as the Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; PROVIDED, HOWEVER, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities, (ii) to not voluntarily dissolve, wind-up or terminate the Trust, except in connection with a distribution of Junior Subordinated Debt Securities as described under "Distribution of the Junior Subordinated Debt Securities" and in connection with certain mergers, consolidations or amalgamations permitted by the Declaration, (iii) to timely perform its duties as Sponsor of the Trust and (iv) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Debt Securities to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of the Trust, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

MISCELLANEOUS

    The Indenture provides that the Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Junior Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of Citigroup Capital, (iii) the retention of the Citigroup Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities.

                            DESCRIPTION OF GUARANTEE

    Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in the Guarantee and those made part of the Guarantee by the Trust Indenture Act. This description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Guarantee set forth in the accompanying Prospectus under the caption "Description of Guarantees." The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, and the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

    Pursuant to and to the extent set forth in the Guarantee, the Company will irrevocably and unconditionally agree to pay in full to the holders of the Preferred Securities (except to the extent paid by Citigroup Capital), as and when due, regardless of any defense, right of set-off or counterclaim which Citigroup Capital may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent Citigroup Capital has funds available therefor, and (ii) the redemption price of $25 per Preferred Security, plus all accrued and unpaid distributions (the "Redemption Price"), to the extent Citigroup Capital has funds available therefor, with respect to any Preferred Securities called for redemption by Citigroup Capital, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of Citigroup Capital (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment or (b) the amount of assets of Citigroup Capital remaining for distribution to holders of the Preferred Securities in liquidation of Citigroup Capital. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing Citigroup Capital to pay such amounts to such holders.

    The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance of the Preferred Securities but will not apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of Citigroup Capital, except to the extent Citigroup Capital shall have funds available therefor. If the Company does not make interest payments on the Junior Subordinated Debt Securities, Citigroup Capital will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of Junior Subordinated Debt Securities." The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of Citigroup Capital (other than with respect to Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

CERTAIN COVENANTS OF THE COMPANY

    In the Guarantee, the Company will covenant that, so long as any Preferred Securities remain outstanding, if there shall have occurred any event that would constitute an Event of Default under such Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) as a result of an exchange or conversion of any class or series of the Company's capital stock for any other class or series of the Company's capital stock, or (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) and (b) the Company shall not make any payment of interest on, or principal of (or premium, if any, on), or repay, repurchase or redeem, any debt securities issued by the Company which rank PARI PASSU with or junior to the Junior Subordinated Debt Securities. The

Guarantee, however, will except from the foregoing any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

    Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

    An Event of Default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee Trustee's rights under the Guarantee, any holder of related Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against Citigroup Capital, the Guarantee Trustee or any other person or entity. A holder of Preferred Securities may also directly institute a legal proceeding against the Company to enforce such holder's right to receive payment under the Guarantee without first (i) directing the Guarantee Trustee to enforce the terms of the Guarantee or (ii) instituting a legal proceeding against Citigroup Capital or any other person or entity.

    The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under the Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

    The Guarantee will terminate as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of the Junior Subordinated Debt Securities to the holders of the Preferred Securities or upon full payment of the amounts payable in accordance with the Declaration upon liquidation of Citigroup Capital. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

STATUS OF THE GUARANTEE

    The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) PARI PASSU with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any subsidiary of the Company and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee.

    The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

    The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                        EFFECT OF OBLIGATIONS UNDER THE
             JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

    As set forth in the Declaration, the sole purpose of Citigroup Capital is to issue the Trust Securities evidencing undivided beneficial interests in the assets of Citigroup Capital, and to invest the proceeds from such issuance and sale in the Junior Subordinated Debt Securities.

    As long as payments of interest and other payments are made when due on the Junior Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Junior Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Indenture, the Company shall pay, and Citigroup Capital shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of Citigroup Capital other than with respect to the Trust Securities; and (iv) the Declaration further provides that the Citigroup Trustees shall not cause or permit Citigroup Capital to, among other things, engage in any activity that is not consistent with the purposes of Citigroup Capital.

    Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of Guarantees" in the accompanying Prospectus. If the Company does not make interest payments on the Junior Subordinated Debt Securities purchased by Citigroup Capital, it is expected that Citigroup Capital will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee on a subordinated basis with respect to the Preferred Securities from the time of its issuance but does not apply to any payment of distributions unless and until Citigroup Capital has sufficient funds for the payment of such distributions.

    The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal or other payments on the Junior Subordinated Debt Securities held by Citigroup Capital as its sole asset. The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of Citigroup Capital (other than with respect to the Trust Securities), will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the Preferred Securities.

    If the Company fails to make interest or other payments on the Junior Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities--Book Entry Only Issuance-- The Depository Trust Company" and "--Voting Rights," may direct the Institutional Trustee to enforce its rights under the Junior Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Junior Subordinated Debt Securities, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may also institute a Direct Action for payment on or after the respective due date specified in the Junior Subordinated Debt Securities without first (i) directing the Institutional Trustee to enforce the terms of the Junior Subordinated Debt Securities or (ii) instituting a legal proceeding against the Company to enforce the Institutional Trustee's rights under the Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. Consequently, the Company will be entitled to payment of amounts that a holder of Preferred Securities receives in respect of an unpaid distribution that resulted in the bringing of a Direct Action to the extent that such holder receives or has already received full payment with respect to such unpaid distribution from Citigroup Capital. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the

Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against Citigroup Capital, the Guarantee Trustee, or any other person or entity. A holder of Preferred Securities may also directly institute a legal proceeding against the Company to enforce such holder's right to receive payment under the Guarantee without first (i) directing the Guarantee Trustee to enforce the terms of the Guarantee or (ii) instituting a legal proceeding against Citigroup Capital or any other person or entity.

    The Company and Citigroup Capital believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Guarantee--General."

                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance. It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, common trust funds, insurance companies, dealers in securities or currencies, tax-exempt investors, persons that have a functional currency other than the United States Dollar or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    In connection with the issuance of the Junior Subordinated Debt Securities, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), tax counsel to the Company and Citigroup Capital, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Junior Subordinated Debt Securities held by Citigroup Capital will be classified for United States federal income tax purposes as indebtedness of the Company.

CLASSIFICATION OF CITIGROUP CAPITAL

    In connection with the issuance of the Preferred Securities, Skadden, Arps will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, Citigroup Capital will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Junior Subordinated Debt Securities, and each holder will be required to include in its gross income interest (or original issue discount ("OID")) with respect to its allocable share of those Junior Subordinated Debt Securities.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Company believes that the likelihood of its exercising its option to defer payments is remote within the meaning of the Regulations. Based on the foregoing, the Company believes that, although the matter is not free from doubt, the Junior Subordinated Debt Securities will not be considered to be issued with OID at the time of their original issuance and, accordingly, that a holder of the Preferred Securities should include in gross income such holder's allocable share of interest on the Junior Subordinated Debt Securities in accordance with such holder's method of tax accounting.

    Under the Regulations, if the option to defer any payment of interest was determined not to be "remote" or if the Company exercised such option, the Junior Subordinated Debt Securities would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest on the Junior Subordinated Debt Securities would thereafter be treated as OID as long as the Junior Subordinated Debt Securities remained outstanding. In such event, all of a holder's taxable interest income with respect to the Junior Subordinated Debt Securities would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Preferred Securities would be required to include in gross income OID even though the Company would not make any actual cash payments during an Extension Period.

    No rulings or other interpretations have been issued by the Internal Revenue Service (the "IRS") which have addressed the meaning of the term "remote" as used in the Regulations, and it is possible that the IRS could take a position contrary to the interpretation herein.

    Because income on the Preferred Securities will constitute interest or OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

RECEIPT OF JUNIOR SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF
  CITIGROUP CAPITAL

    Under certain circumstances, as described under "Description of the Preferred Securities--Special Event Redemption or Distribution," Junior Subordinated Debt Securities may be distributed to holders in exchange for the Preferred Securities upon the liquidation of Citigroup Capital. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Junior Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Junior Subordinated Debt Securities received in liquidation of Citigroup Capital would include the period during which the Preferred Securities were held by such holder.

    Under certain circumstances described herein (see "Description of the Preferred Securities"), the Junior Subordinated Debt Securities may be redeemed by the Company for cash and the proceeds of such redemption distributed by Citigroup Capital to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "United States Federal Income Taxation--Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

    A holder that sells Preferred Securities will be considered to have disposed of all or part of its PRO RATA share of the Junior Subordinated Debt Securities and will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. Assuming that the Company does not exercise its option to defer payment of interest on the Junior Subordinated Debt Securities and that the Junior Subordinated Debt Securities are not deemed to be issued with OID, a holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price. If the Junior Subordinated Debt Securities are deemed to be issued with OID, a holder's tax basis in the Preferred Securities generally will be its initial purchase price, increased by OID previously includible in such holder's gross income to the date of disposition and decreased by distributions or other payments received on the Preferred Securities since and including the date that the Junior Subordinated Debt Securities were deemed to be issued with OID. Such gain or loss generally will be a capital gain or loss (except to the extent of any accrued interest with respect to such holder's PRO RATA share of the Junior Subordinated Debt Securities required to be included in income) and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

    Should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debt Securities, the Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debt Securities. In the event of such a deferral, a holder who disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debt Securities to the date of disposition and to add such amount to its adjusted tax basis in its PRO RATA share of the underlying Junior Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

    For purposes of this discussion, a "United States Alien Holder" is any person other than (i) a citizen or a resident of the United States; (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the trust's administration and (B) one or more United States persons have the authority to control all of the trust's substantial decisions. The term "United States" means the United States of America (including the States and the District of Columbia).

    Under present United States federal income tax law: (i) payments by Citigroup Capital or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; PROVIDED, that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to the Company through stock ownership, and
(c) either (A) the beneficial owner of the Preferred Security certifies to Citigroup Capital or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, certifies to Citigroup Capital or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution holding such security for the beneficial owner and furnishes Citigroup Capital or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

INFORMATION REPORTING TO HOLDERS

    Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

    Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the IRS on a timely basis.

    The United States Treasury Department recently issued final regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to United States Alien Holders after December 31, 1999. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a Junior Subordinated Debt Security. Holders of Preferred Securities should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Preferred Securities.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

    A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (an "ERISA Plan") should consider the fiduciary standards of ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment in the Preferred Securities of the Trust. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA Plan and whether the investment is appropriate for the ERISA Plan in view of its overall investment policy and diversification of its portfolio.

    Certain provisions of ERISA and the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to section 4975 of the Code (collectively, "Plans"), from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the Plan. The U.S. Department of Labor has issued a final regulation (the "Regulation") with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests are deemed to be plan assets.

    Under such Regulation, for purposes of ERISA and section 4975 of the Code, the assets of the Trust would be deemed to be "plan assets" of a Plan whose assets were used to purchase Preferred Securities of the Trust if the Preferred Securities of the Trust were considered to be equity interests in the Trust and no exception to plan asset status were applicable under the Regulation.

    If the assets of the Trust were deemed to be plan assets of Plans that are holders of the Preferred Securities of the Trust, a Plan's investment in the Preferred Securities of the Trust might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by a fiduciary investing in Preferred Securities of the Trust. Also, the Company might be considered a "party in interest" or "disqualified person" with respect to Plans whose assets were used to purchase Preferred Securities of the Trust. If this were the case, an investment in Preferred Securities of the Trust by a Plan might constitute, or in the course of the operation of the Trust give rise to, a prohibited transaction under ERISA or the Code. In particular, it is likely that under such circumstances a prohibited extension of credit to the Company would be considered to occur under ERISA and the Code.

    In addition, the Company might be considered a "party in interest" or "disqualified person" with respect to certain Plans for reasons unrelated to the operation of the Trust, E.G., because of the provision of services by the Company or an affiliate to the Plan. A purchase of Preferred Securities of the Trust by any such Plan would be likely to result in a prohibited extension of credit to the Company, without regard to whether the assets of the Trust constituted plan assets.

    Because of the possibility that a prohibited extension of credit could occur as a result of the purchase or holding of the Preferred Securities of the Trust by a Plan, the Preferred Securities of the Trust may be not purchased or held by any Plan or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption ("PTCE") 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transaction involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), or PTCE 84-14 (for certain transactions determined by independent qualified asset managers). Any purchaser of the Preferred Securities of the Trust or any interest therein will be deemed to have represented to the Trust that either (a) it is not a Plan and is not purchasing such securities (or interest therein) on behalf of or with "plan assets" of any Plan or (b) its purchase and holding of the Preferred Securities of the Trust (or interest therein) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

    Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of Preferred Securities of the Trust with Plan assets consult with its counsel regarding the consequences under ERISA and the Code of the acquisition and ownership of Preferred Securities of the Trust and the availability of exemptive relief under the class exemptions listed above. In JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST AND SAVINGS BANK, 114 S.Ct. 517 (1993), the Supreme Court ruled that assets held in an insurance company's general account may be deemed to be "plan assets" for ERISA purposes under certain circumstances. The issues raised in HARRIS TRUST have also been the subject of legislative action, and have been addressed in proposed regulations issued by the U.S. Department of Labor in December 1997.

                                  UNDERWRITING

    Under the terms and subject to the conditions of the Underwriting Agreement dated November 13, 1998 (the "Underwriting Agreement"), each Underwriter named below (the "Underwriters") has severally agreed to purchase from Citigroup Capital, and Citigroup Capital has agreed to sell to such Underwriter, the number of Preferred Securities set forth opposite the name of such Underwriter below.

                                                NUMBER OF
                                                PREFERRED
               UNDERWRITERS                     SECURITIES
         -----------------------            ------------------
Salomon Smith Barney Inc. ................        2,825,000
A.G. Edwards & Sons, Inc. ................        2,812,500
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated....................        2,812,500
Morgan Stanley & Co. Incorporated.........        2,812,500
PaineWebber Incorporated..................        2,812,500
Prudential Securities Incorporated........        2,812,500
Bear, Stearns & Co. Inc...................          187,500
Goldman, Sachs & Co.......................          187,500
Lehman Brothers Inc.......................          187,500
ABN AMRO Incorporated.....................          118,750
BT Alex. Brown Incorporated...............          118,750
J.C. Bradford & Co........................          118,750
CIBC Oppenheimer Corp.....................          118,750
Dain Rauscher Incorporated................          118,750
Donaldson, Lufkin & Jenrette Securities
  Corporation.............................          118,750
EVEREN Securities, Inc....................          118,750
Fleet Securities, Inc.....................          118,750
McDonald & Company Securities, Inc........          118,750
Piper Jaffray Inc.........................          118,750
Raymond James & Associates, Inc...........          118,750
Robert W. Baird & Co. Incorporated........          118,750
The Robinson-Humphrey Company, LLC........          118,750
SG Cowen Securities Corporation...........          118,750
Warburg Dillon Read LLC...................          118,750
Wheat First Securities, Inc...............          118,750
Advest, Inc...............................           25,000

                                                NUMBER OF
                                                PREFERRED
               UNDERWRITERS                     SECURITIES
         -----------------------            ------------------

Craigie Incorporated......................           25,000
Crowell, Weedon & Co......................           25,000
Doley Securities, Inc.....................           25,000
Fahnestock & Co. Inc......................           25,000
Fidelity Capital Markets,
    A Division of National Financial
    Services Corporation..................           25,000
Fifth Third/The Ohio Company..............           25,000
First Albany Corporation..................           25,000
First of Michigan Corporation.............           25,000
Gibraltar Securities Co...................           25,000
Gruntal & Co., L.L.C......................           25,000
J.J.B. Hilliard, W.L. Lyons, Inc..........           25,000
Interstate/Johnson Lane Corporation.......           25,000
Janney Montgomery Scott Inc...............           25,000
Legg Mason Wood Walker, Incorporated......           25,000
Mesirow Financial, Inc....................           25,000
Morgan Keegan & Company, Inc..............           25,000
Olde Discount Corporation.................           25,000
Roney Capital Markets.....................           25,000
Scott & Stringfellow, Inc.................           25,000
Stephens Inc..............................           25,000
Stifel, Nicolaus & Company,                          25,000
  Incorporated............................
TD Securities (USA) Inc...................           25,000
Tucker Anthony Incorporated...............           25,000
Utendahl Capital Partners, L.P............           25,000
Wedbush Morgan Securities.................           25,000
                                            ------------------
    Total.................................       20,000,000
                                            ------------------
                                            ------------------

    The Underwriters are obligated to take and pay for the total number of Preferred Securities offered hereby if any such Preferred Securities are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Underwriting Agreement provides that Citigroup Capital and the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to make certain contributions in respect thereof.

    Citigroup Capital and the Company have agreed, during the period beginning on the date of the Underwriting Agreement and continuing to and including the date that is 60 days after the closing date for the purchase of the Preferred Securities, not to offer, sell, contract to sell or otherwise dispose of any preferred securities, any preferred stock or any other securities (including any backup undertakings of such preferred stock or other securities) of the Company or of Citigroup Capital, in each case that are substantially similar to the Preferred Securities, or any securities convertible into or exchangeable for the Preferred Securities or such substantially similar securities of either Citigroup Capital or the Company, except preferred securities offered pursuant to the accompanying Prospectus, without the prior written consent of Salomon Smith Barney Inc.

    In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Junior Subordinated Debt Securities of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriters $0.7875 per Preferred Security for the accounts of the several Underwriters ($15,750,000 in the aggregate); PROVIDED that such compensation will be $0.50 per Preferred Security for sales of 10,000 or more Preferred Securities to a single purchaser. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

    The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at a price that represents a concession not in excess of $0.50, provided that such concession for sales of 10,000 or more Preferred

Securities to a single purchaser will not be in excess of $0.30 per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.35 per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives of the Underwriters.

    The Preferred Securities have been approved for listing on the NYSE subject to official notice of issuance. Trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities.

    Salomon Smith Barney Inc. is an indirect wholly owned subsidiary of the Company and an affiliate of Citigroup Capital. The offering of Preferred Securities will comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting securities of an affiliate. Certain of the Underwriters and their affiliates have in the past provided, and may in the future provide, investment and/or commercial banking services to the Company and its subsidiaries in the ordinary course of business.

    The Underwriters may engage in over-allotment, stabilizing transactions and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the Preferred Securities in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and covering transactions may cause the price of the Preferred Securities to be higher than it would otherwise be in the absence of such transactions.

    Because Salomon Smith Barney Inc. is an affiliate of the Company and a member of the NASD, the offering of Preferred Securities will be conducted pursuant to the applicable sections of Rule 2810 of the Conduct Rules of the NASD. The Underwriters may not confirm sales to any discretionary account without the prior specific written approval of a customer.

    This Prospectus Supplement together with an applicable Prospectus may also be used by Salomon Smith Barney Inc. or an affiliate (the "Citigroup Subsidiaries," and each, a "Citigroup Subsidiary") in connection with offers and sales of the Preferred Securities (subject to obtaining any necessary approval of the New York Stock Exchange for any such offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any Citigroup Subsidiary may act as principal or agent in such transactions. No Citigroup Subsidiary has any obligation to make a market in any of the Preferred Securities and any Citigroup Subsidiary may discontinue any market-making activities at any time without notice, at its sole discretion.

                                 LEGAL MATTERS

    The validity of the Preferred Securities, the Junior Subordinated Debt Securities, the Guarantee and certain matters relating thereto and certain United States federal income tax matters will be passed upon for the Company and Citigroup Capital by Skadden, Arps, New York, New York. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York. Kenneth J. Bialkin, a partner of Skadden, Arps, is a director of the Company and he and other attorneys in such firm beneficially own an aggregate of less than one percent of the common stock of the Company. Dewey Ballantine LLP has from time to time acted as counsel for the Company and certain of its subsidiaries and may do so in the future. A member of Dewey Ballantine LLP participating in this matter is the beneficial owner of shares of the Company's common stock.

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                             20,000,000 Securities
                              Citigroup Capital V

          7% Trust Preferred Securities (TRUPS-Registered Trademark-)

                             $25 liquidation amount

                  guaranteed to the extent set forth herein by

                                 Citigroup Inc.

                                     [LOGO]
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                             PROSPECTUS SUPPLEMENT
                               NOVEMBER 13, 1998
                             (INCLUDING PROSPECTUS
                            DATED DECEMBER 30, 1997)

                                   ---------

                              Salomon Smith Barney
                           A.G. Edwards & Sons, Inc.
                              Merrill Lynch & Co.
                           Morgan Stanley Dean Witter
                            PaineWebber Incorporated
                       Prudential Securities Incorporated

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